LEIDY HUB, INC.
                              10 Lafayette Square
                            Buffalo, New York 14203







                                      June 12, 1995



Stephen W. Bergstrom
Hub Services, Inc.
13430 Northwest Freeway, #1200
Houston, Texas 77040

         RE:  Ellisburg-Leidy Northeast Hub Company

Dear Steve:

         As you know, Leidy Hub, Inc. ("LHI") and Hub Services, Inc. ("HSI") are the sole partners in a Pennsylvania general partnership named Ellisburg-Leidy Northeast Hub Company (the "Partnership") pursuant to a Partnership Agreement dated as of September 1, 1994 (the "Partnership Agreement").

         Section 7.1 of the Partnership Agreement provides that the initial term of the Partnership continues until September 1, 1996, and automatically continues thereafter for additional terms of one year unless a Partner notifies the other Partner(s), at least three months prior to the end of the term, that the Partnership shall not be automatically continued for another term. Thus, the first opportunity to terminate the Partnership would be for a Partner to issue a notice on or before May 1, 1996 terminating the Partnership as of September 1, 1996 (the "First Opportunity"), and the next opportunity would be for a Partner to issue that notice on or before May 1, 1997 terminating the Partnership as of September 1, 1997 (the "Second Opportunity").

         LHI is willing to waive its right to the First Opportunity and the Second Opportunity if HSI is. Accordingly, the execution of this Letter Agreement by LHI and HSI hereby effectively waives the rights of LHI, HSI and their successors and assigns, to the First Opportunity and the Second
Opportunity.  The next  opportunity  to terminate  the  Partnership  pursuant to
Section 7.1 of the Partnership Agreement shall be for a Partner to give notice to the other Partner(s) by May 1, 1998, terminating the Partnership effective September 1, 1998.

<PAGE 2>


Stephen W. Bergstrom
June 12, 1995
Page 2



         LHI is also willing to waive its right, pursuant to Section 11.3(c) of the Partnership Agreement, to pledge up to 25% of its Partnership interest if HSI is. Accordingly, the execution of this Letter Agreement by LHI and HSI effectively waives the rights of LHI and HSI, and their successors and assigns, to pledge any portion of their Partnership interests.

                                      Very truly yours,

                                      LEIDY HUB, INC.


                                      By:  /s/ Walter E. DeForest
                                         --------------------------------------
                                           Walter E. DeForest
                                           President




ACCEPTED AND AGREED TO:

HUB SERVICES, INC.


By:  /s/ Stephen W. Bergstrom
   ----------------------------------
     Stephen W. Bergstrom
     Executive Vice President